Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the use of our report dated 22 November 2011, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and Subsidiaries as of 30 September 2011 and 2010, the related consolidated income statements and consolidated statements of equity and cash flows for each of the years in the three-year period ended 30 September 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of 30 September 2011 which reports appear in the 30 September 2011 Annual Report on Form 10-K of Air Products and Chemicals, Inc. incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

15 March 2012

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